Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 Amendment No. 1, of our report dated April 1, 2024, relating to the consolidated financial statements of TortoiseEcofin Acquisition Corp. III as of and for the years ended December 31, 2023 and December 31, 2022 (which includes explanatory paragraph relating to TortoiseEcofin Acquisition Corp. III’s ability to continue as a going concern), which is contained in that Prospectus. We also consent the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

June 28, 2024